Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Third Quarter 2015 Results, Announces Temporary Distribution Suspension

•	3Q 2015 Revenues of $81 million vs. $102 million in 3Q 2014

•	3Q 2015 Adjusted EBITDA of $13 million vs. $44 million in 3Q 2014

•	3Q 2015 $0.15 basic and diluted adjusted earnings per limited partner unit

•	3Q 2015 $0.49 basic and diluted loss per limited partner unit after impairments and other charges

Houston, Texas, October 26, 2015 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported third quarter 2015 results. The limited partners' interest in adjusted net income, adjusted to exclude the impact of one-time expenses, was $5.6 million and the basic and diluted adjusted earnings were $0.15 per limited partner unit. The basic and diluted loss per unit during the quarter was negatively impacted by $23.7 million of one-time expenses associated with the write-down of assets acquired from D&I Silica, LLC in June 2013, as well as the costs associated with reducing headcount. Including the impact of these charges, the limited partners' interest in net loss was $18.1 million for the third quarter of 2015, resulting in basic and diluted loss of $0.49 per limited partner unit.

Of the $23.7 million of one-time charges taken during the third quarter of 2015, $23.1 million were non-cash, while the remaining charges were related to severance, and costs associated with the realignment of development and operational priorities. Excluding the non-cash portion of the impairments and other expenses, the Partnership reported adjusted earnings before interest, taxes and depreciation and amortization (“Adjusted EBITDA”) of $13.4 million for the third quarter of 2015. Distributable cash flow attributable to the limited partners for the third quarter of 2015 was $10.3 million.

“We continued to gain market share during this challenging market environment as evidenced by an 18% sequential increase in our third quarter sales volumes following sequentially unchanged volumes from the first to second quarter,” said Robert Rasmus, Co-Chief Executive Officer of Hi-Crush. “The reduced net income reflects the continued downward pricing pressure, which accelerated in August. While the long-term trend of more sand usage per well remains firmly in place, the near-term outlook for sand volumes is muted due to low energy prices causing reduced drilling and completion activities.”

Revenues for the quarter ended September 30, 2015 totaled $81.5 million on sales of 1.4 million tons of frac sand. This compares to revenues in the second quarter of 2015 of $84.0 million on sales of 1.2 million tons of frac sand. Approximately 49% of our volumes were sold in-basin for the third quarter of 2015, a decrease from 58% in the second quarter of 2015 and an increase from 44% in the first quarter of 2015. Average sales price per ton sold decreased to $57 per ton in the third quarter 2015 from $67 per ton in the second quarter 2015, reflecting continued pricing pressure as a result of a general slowdown in market activity, particularly for well completions. The lower average sales price per ton during the third quarter also reflects the 9% drop in the percentage of volumes sold in-basin.

“Given the energy industry’s outlook for fourth quarter activity levels, and our customers’ anticipation of much greater than the usual seasonal declines across the industry, we expect the downward trend in well completion activity to continue in the fourth quarter with more pressure on pricing and reduced sequential sales volumes,” said Laura Fulton, Chief Financial Officer of Hi-Crush. “As the prospects for a recovery are being pushed out, we continue to shore up our liquidity and improve our cost structure, including the temporary idling of our higher cost Augusta facility. We are expecting the remainder of 2015 and at least the first half of 2016 to be challenging with continued uncertainty in the level of well completion activity, a key driver of sand demand.”

Production costs for sand produced and delivered from the Wyeville and Augusta facilities was $11.32 per ton during the quarter, versus $13.45 per ton during the second quarter of 2015 and $13.89 per ton during the third quarter of 2014. Of the 1.4 million tons sold during the third quarter of 2015, approximately 67% were produced and delivered from the Partnership's facilities, with the remainder being purchased from the sponsor's Whitehall facility.

Distribution Temporarily Suspended

The Partnership announced a temporary suspension of its quarterly distribution due to challenging market conditions. Hi-Crush paid distributions of $2.40 per unit on all common and subordinated units for 2014, $0.675 per unit for the first quarter 2015, and $0.475 per unit for the second quarter 2015.

“Our decision to reduce our distribution a second time reflects our updated outlook for the fourth quarter of 2015 and full year 2016 operating and financial performance,” said Mr. Rasmus. “It is clear in light of public comments by the major oilfield service companies, combined with our discussion with these and other customers, the responsible action was to temporarily suspend our distribution. This is about prudent preservation of capital, building market share and positioning Hi-Crush for the eventual market turnaround. We continue to believe the fundamentals for increased frac sand demand over the long-term are favorable, but the recovery will take longer than previously thought.”

Other Updates

On October 9, 2015, Hi-Crush provided notice to its employees that the Partnership will temporarily idle its frac sand production facility in Augusta, Wisconsin.

“These low levels of completion activity and sand demand are likely to persist and deteriorate further in the fourth quarter. This led us to the decision to idle our Augusta plant, until such time as market conditions warrant bringing it back online. We understand the direct impact on our employees, their families and the local community.” said Mr. Rasmus.

The sand previously produced at Augusta will be sourced at lower cost Hi-Crush plants with more favorable origin and destination pairings. The Augusta plant is capable of producing 2.6 million tons per year of 20/70 Northern White frac sand. Hi-Crush and its sponsor continue to operate the Wyeville and Whitehall facilities, with a combined production capacity of more than 4.8 million tons of 20/100 mesh sand.

As of September 30, 2015, the Partnership had $251.6 million of long-term debt outstanding, resulting in a debt to trailing twelve month Adjusted EBITDA of approximately 2.4x, below our 3.5x leverage limit defined in our covenant agreement.

The Partnership reiterated the guidance for capital expenditures in the range of $50-$55 million for 2015 of which $48 million was spent in the first nine months of the year. Capital expenditures for 2016 are expected to be in the range of $15-$25 million for the continued development of new terminal facilities.

Since August 1, 2015, Hi-Crush has reduced operational and administrative staffing levels by approximately 16%, including the most recent reductions at the Augusta facility.

Conference Call
On Tuesday, October 27, 2015, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s third quarter 2015 results. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13623263. The replay will be available until November 10, 2015.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Adjusted EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit
www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2014 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 980-6270

Marc Silverberg, ICR Inc.
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	September 30,
	2015	2014
Revenues	$81,494	$102,316
Cost of goods sold (including depreciation, depletion and amortization)	66,400	55,640
Gross profit	15,094	46,676
Operating costs and expenses:
General and administrative expenses	5,979	6,183
Impairments and other expenses	23,718	—
Accretion of asset retirement obligation	84	61
Income (loss) from operations	(14,687)	40,432
Other income (expense):
Interest expense	(3,386)	(3,111)
Net income (loss)	(18,073)	37,321
Income attributable to non-controlling interest	(35)	(292)
Net income (loss) attributable to Hi-Crush Partners LP	$(18,108)	$37,029
Earnings (loss) per limited partner unit:
Basic	$(0.49)	$0.86
Diluted	$(0.49)	$0.83

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Nine Months Ended
	September 30,
	2015	2014 (a)
Revenues	$267,563	$255,618
Cost of goods sold (including depreciation, depletion and amortization)	198,737	143,665
Gross profit	68,826	111,953
Operating costs and expenses:
General and administrative expenses	17,946	19,287
Impairments and other expenses	23,718	—
Accretion of asset retirement obligation	251	184
Income from operations	26,911	92,482
Other income (expense):
Interest expense	(9,682)	(6,836)
Net income	17,229	85,646
Income attributable to non-controlling interest	(202)	(704)
Net income attributable to Hi-Crush Partners LP	$17,027	$84,942
Earnings per limited partner unit:
Basic	$0.43	$2.24
Diluted	$0.42	$2.15

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(in thousands)

	Three Months Ended
	September 30,
	2015	2014
Reconciliation of distributable cash flow to net income:
Net income (loss)	$(18,073)	$37,321
Depreciation and depletion expense	4,319	2,677
Amortization expense	733	781
Interest expense	3,386	3,111
EBITDA	$(9,635)	$43,890
Non-cash impairments of long-lived assets	23,061	—
Adjusted EBITDA	$13,426	$43,890
Less: Cash interest paid	(2,971)	(2,702)
Less: Income attributable to non-controlling interest	(35)	(292)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,282)	(1,387)
Add: Accretion of asset retirement obligation	84	61
Add: Unit-based compensation	1,048	569
Distributable cash flow attributable to Hi-Crush Partners LP	$10,270	$40,139
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(7,791)
Distributable cash flow attributable to limited partner unitholders	$10,270	$32,348

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Reconciliation of distributable cash flow to net income:
Net income	$17,229	$85,646
Depreciation and depletion expense	10,031	6,581
Amortization expense	2,199	4,385
Interest expense	9,682	6,836
EBITDA	$39,141	$103,448
Non-cash impairments of long-lived assets	23,061	—
Adjusted EBITDA	$62,202	$103,448
Less: Cash interest paid	(8,440)	(5,984)
Less: Income attributable to non-controlling interest	(202)	(704)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(3,661)	(3,644)
Add: Accretion of asset retirement obligation	251	184
Add: Unit-based compensation	2,985	922
Distributable cash flow	$53,135	$94,222
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution (b)	—	(7,199)
Distributable cash flow attributable to Hi-Crush Partners LP	53,135	87,023
Less: Distributable cash flow attributable to holders of incentive distribution rights	(1,311)	(10,244)
Distributable cash flow attributable to limited partner unitholders	$51,824	$76,779

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recasted distributable cash flow earned during the periods prior to the acquisition by the Partnership on April 28, 2014 of substantially all of the remaining equity interests in Hi-Crush Augusta LLC (the "Augusta Contribution").

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2015	2014 (a)
Operating activities	$67,138	$77,838
Investing activities	(47,576)	(246,571)
Financing activities	(19,173)	168,750
Net increase in cash	$389	$17

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash	$5,035	$4,646
Restricted cash	—	691
Accounts receivable, net	53,504	82,117
Inventories	33,380	23,684
Prepaid expenses and other current assets	3,975	4,081
Total current assets	95,894	115,219
Property, plant and equipment, net	262,272	241,325
Goodwill and intangible assets, net	45,945	66,750
Other assets	13,701	12,826
Total assets	$417,812	$436,120
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$13,844	$24,878
Accrued and other current liabilities	7,894	12,248
Due to sponsor	9,276	13,459
Current portion of long-term debt	2,436	2,000
Total current liabilities	33,450	52,585
Long-term debt	249,140	198,364
Asset retirement obligation	6,981	6,730
Total liabilities	289,571	257,679
Commitments and contingencies
Equity and partners’ capital:
General partner interest	—	—
Limited partner interests, 36,959,270 and 36,952,426 units outstanding, respectively	125,560	175,962
Total partners’ capital	125,560	175,962
Non-controlling interest	2,681	2,479
Total equity and partners' capital	128,241	178,441
Total liabilities, equity and partners’ capital	$417,812	$436,120

Unaudited Per Ton Operating Activity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Sand sold (in tons)	1,409,032	1,180,602	3,794,531	3,102,897
Sand produced and delivered (in tons)	949,238	1,027,611	2,711,806	2,699,138
Production costs ($ in thousands)	$10,744	$14,274	$37,091	$42,644
Production costs per ton	$11.32	$13.89	$13.68	$15.80

Unaudited Net Income (Loss) per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Weighted average limited partner units outstanding:	2015	2014	2015	2014
Basic	36,959,020	35,077,527	36,958,692	32,162,763
Diluted	36,959,020	37,033,959	37,200,426	35,362,327
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended September 30, 2015
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(18,108)	(18,108)
Assumed allocation of net loss	$—	$(18,108)	$(18,108)

Loss per limited partner unit - basic		$(0.49)
Loss per limited partner unit - diluted		$(0.49)

	Nine Months Ended September 30, 2015
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$1,311	$42,502	$43,813
Assumed allocation of distributions in excess of earnings	—	(26,786)	(26,786)
Assumed allocation of net income	$1,311	$15,716	$17,027

Earnings per limited partner unit - basic		$0.43
Earnings per limited partner unit - diluted		$0.42
Reconciliation of adjusted earnings per limited partner unit to the most directly comparable GAAP financial measure:

	September 30, 2015
	Three Months Ended	Nine Months Ended
Net income (loss) attributable to Hi-Crush Partners LP	$(18,108)	$17,027
Add: Impairments and other expenses	23,718	23,718
Adjusted net income attributable to Hi-Crush Partners LP	$5,610	$40,745

Adjusted earnings per limited partner unit - basic	$0.15	$1.07
Adjusted earnings per limited partner unit - diluted (a)	$0.15	$1.06

(a)
Diluted earnings per limited partner unit for the three and nine months ended September 30, 2015 includes the dilutive effect of 240,404 awards granted and outstanding which would have vested if the performance period had ended on September 30, 2015.